EXHIBIT 10.2

RURBAN FINANCIAL CORP.
SECOND AMENDED AND RESTATED
CHANGE OF CONTROL AGREEMENT
FOR MARK A. KLEIN

    THIS AGREEMENT between RFC and the Executive was originally effective as of the first day of March, 2006 (the “Effective Date”) and was amended and restated effective December 31, 2008 for the purpose of complying with the requirements of Section 409A of the Code.  Effective as of this 30th day of July, 2010, RFC and the Executive hereby amend and restate this Agreement in its entirety for a second time as set forth herein, and remove the Subsidiary as a party hereto.

WITNESSETH:

WHEREAS, RFC, the Subsidiary and the Executive previously entered into the Agreement on March 1, 2006 for the purpose of providing the Executive with the benefits described therein; and

WHEREAS, RFC, the Subsidiary and the Executive wish to amend the Agreement to account for the Executive’s new position as Chief Executive Officer of RFC, to remove the Subsidiary as a party hereto, and to make other changes to the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the services performed in the past and to be performed in the future, as well as of the mutual promise and covenants herein contained, the parties agree as follows:

AGREEMENT:

ARTICLE 1: DEFINITIONS

For purposes of this Agreement, the following capitalized words and phrases shall have the following meanings unless another context clearly requires another meaning:

    1.1           ACT.  The Securities Exchange Act of 1934, as amended.

    1.2           AGREEMENT.  This Rurban Financial Corp. Second Amended and Restated Change of Control Agreement for Mark A. Klein, as it may be amended from time to time.

1.3           ANNUAL DIRECT SALARY.  The Executive’s annualized base salary based on the highest base salary rate in effect for any pay period ending with or within the thirty-six (36) consecutive calendar month period ending on or immediately before the date on which it is being calculated, multiplied by twelve (12).  Annual Direct Salary will be determined without including any employee or fringe benefits, bonuses, incentives or other compensation (other than base salary) paid or earned during the calculation period.

1.4           CAUSE.  The term “Cause” shall be defined, for purposes of this Agreement, as the occurrence of one or more of the following:

EXHIBIT 10.2

(a)
The willful failure by the Executive to substantially perform his duties hereunder (other than a failure attributable to an event that constitutes Good Reason or resulting from Executive’s incapacity because of death or disability), after notice from RFC, and a failure to cure such violation within twenty (20) days of said notice;

(b)	The willful engaging by the Executive in misconduct injurious to RFC or the Change Entity;

(c)	Dishonesty, insubordination or gross negligence of the Executive in the performance of his duties;

(d)	Executive’s breach of fiduciary duty involving personal profit;

(e)
Executive’s violation of any law, rule or regulation governing issuers of publicly traded securities or banks or bank officers or any regulatory enforcement actions issued by a regulatory authority against the Executive;

(f)
Conduct on the part of Executive which brings public discredit to RFC or the Change Entity and, if the effect may be cured, a failure to cure within twenty (20) days of the date notice of such conduct is delivered to the Executive;

(g)
Executive’s conviction of, or plea of guilty or nolo contendere to, a felony (including conviction of or plea of guilty or nolo contendere to a misdemeanor that was originally charged as a felony but was reduced to a misdemeanor as a result of a plea bargain), crime of falsehood or a crime involving moral turpitude or the actual incarceration of Executive for a period of twenty (20) consecutive days or more;

(h)
An act by the Executive affecting any of RFC’s or the Change Entity’s employees, customers, business associates, contractors or visitors that an independent third party decides, after reasonable investigation, constitutes unlawful discrimination or harassment or violates RFC’s or the Change Entity’s policy concerning discrimination or harassment;

(i)	Executive’s theft or abuse of RFC’s or the Change Entity’s property or the property of RFC’s or the Change Entity’s customers, employees, contractors, vendors or business associates;

(j)	The direction or recommendation of a state or federal bank regulatory authority to remove Executive from his position(s) with Corporation or the Change Entity;

(k)
Executive’s willful failure to follow the good faith lawful instructions of the board of directors of RFC or the Change Entity with regard to its operations, after written notice and, if the event may be cured, a failure to cure such violation within twenty (20) days of the date said notice is delivered to the Executive;

EXHIBIT 10.2

(l)
Material breach of any contract or agreement that Executive entered into with RFC or the Change Entity, including breach of any of the obligations described in Article 4 and, if the breach may be cured, a failure to cure such breach within twenty (20) days of the date notice of such breach is delivered to the Executive;

(m)	Unauthorized disclosure of the trade secrets or Confidential Information of RFC, the Change Entity or any of their affiliates, trade partners or vendors;

(n)
Any intentional cooperation with any party attempting to effect a Change of Control unless (i) the board of directors of RFC has approved or ratified that action before the Change of Control or (ii) that cooperation is required by law.

However, Cause will not arise solely because the Executive is absent from active employment during periods of vacation, consistent with RFC’s or the Change Entity’s applicable vacation policy or other period of absence initiated by the Executive and approved by RFC or the Change Entity.

Also, if, after the Executive Terminates employment, RFC or the Change Entity learn that the Executive has actively concealed conduct or an event that, if discovered before employment Terminated, would have constituted “Cause,” the provisions of Section 3.1 will be applied retroactively to the date the Executive Terminated employment and RFC or the Change Entity may recover any and all amounts paid to the Executive (or to his or her beneficiaries) under this Agreement.

1.5           CHANGE ENTITY.   The entity resulting from a Change of Control or succeeding to RFC’s interests as a result of a Change of Control.

1.6           CHANGE OF CONTROL.  For purposes of this Agreement, the term “Change of Control” shall mean the earliest of any of the following:

(a)	Of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Act;

(b)
A merger or consolidation of RFC with or purchase of all or substantially all of RFC’s assets by another “person” or group of “persons” (as such term is defined or used in Sections 3.13(d) and 14(d) of the Act) and, as a result of such merger, consolidation or sale of assets, less than a majority of the outstanding voting stock of the surviving, resulting or purchasing person is owned, immediately after the transaction, by the holders of the voting stock of RFC before the transaction, regardless of when or how their voting stock was acquired;

EXHIBIT 10.2

(c)
Any “person” (as such term is defined in Section 3(a)(9) of the Act and as used in Sections 13(d)(3) and 14(d)(2) of the Act) becomes through any means a “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of RFC representing fifty percent (50%) or more of the combined voting power of RFC’s then outstanding securities eligible to vote for the election of RFC’s board of directors;

(d)
Any “person” as defined above, other than RFC, the Executive or RFC’s ESOP, is or becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5, or any successor rule or regulation, promulgated under the Act), directly or indirectly, of securities of RFC which represent twenty-five percent (25%) or more of the combined voting power of the securities of RFC, then outstanding but disregarding any securities with respect to which that acquirer has filed SEC Schedule 13G indicating that the securities were not acquired and are not held for the purpose of or with the effect of changing or influencing, directly or indirectly, RFC’s management or policies, unless and until that entity or person files SEC Schedule 13D, at which point this exception will not apply to such securities, including those previously subject to an SEC Schedule 13G filing; and

(e)
Individuals who, on the Effective Date, constituted the board of directors of RFC (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the members of RFC’s board of directors; provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of RFC in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; and further provided, however, that no individual elected or nominated as a director of RFC initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than RFC’s board of directors shall ever be deemed to be an Incumbent Director.

If more than one event that constitutes a Change of Control occurs during a Protection Period, the Executive shall be entitled to the amount that produces the largest after-tax amount generated by any of the Changes of Control.

Notwithstanding any other provision of this Agreement, the Executive will not be entitled to any amount under this Agreement if he acted in concert with any person or group (as defined above) to effect a Change of Control, other than at the specific direction of the board of directors of RFC and in his capacity as an employee of RFC.

    1.7           CODE.  The Internal Revenue Code of 1986, as amended.

1.8           CONFIDENTIAL INFORMATION.  Any and all information (other than information in the public domain) related to RFC’s or the Change Entity’s business, including all processes, inventions, trade secrets, computer programs, technical data, drawings or designs; information concerning pricing and pricing policies, marketing techniques, plans and forecasts; new product information, information concerning methods and manner of operations and information relating to the identity and location of all past, present and prospective customers and suppliers.

EXHIBIT 10.2

1.9           [intentionally deleted]

1.10           DATE OF THE CHANGE OF CONTROL.  For purposes of this Agreement, the “Date of the Change of Control” shall mean the date the first of any of the events described in Section 1.5 occurs.

1.11            EXCISE TAXES.   The tax imposed on any excess parachute payments by Section 4999 of the Code.

1.12            EXECUTIVE.  Mark A. Klein, an individual.

1.13            GOOD REASON.  For purposes of this Agreement, the Executive will have “Good Reason” to terminate the Executive’s employment with RFC if any of the following events occur during the Protection Period without the Executive’s consent (provided that RFC does not cure the effect of such event within thirty (30) days following its receipt of written notice of such event from the Executive):

(a)
The assignment of duties and responsibilities inconsistent with Executive’s status as Chief Executive Officer of RFC, unless the Executive has simultaneously been promoted to a more senior position and has been assigned substantive duties normally associated with that new position;

(b)	A reassignment which requires Executive to move his office more than fifty (50) miles from the location of RFC’s principal executive office;

(c)
Any reduction in the Executive’s Annual Direct Salary as in effect on the date hereof or as the same may be increased from time to time, except such reductions that are the result of a national financial depression, or national or bank emergency when such reduction has been implemented for RFC’s or the Change Entity’s senior management, as a group;

(d)	Any requirement that the Executive report to a corporate officer or employee instead of reporting directly to the board of directors of RFC or the Change Entity;

(e)
Failure at any time to obtain an assumption of the obligations under this Agreement by any successor, regardless of whether such entity becomes a successor as a result of a merger, consolidation, sale of assets or any other form of reorganization; and

(f)	Any action or inaction that constitutes a material breach of this Agreement.

          EXHIBIT 10.2

Notwithstanding the foregoing, Good Reason shall cease to exist for an event on the ninetieth (90th) day following the later of its occurrence or the Executive’s knowledge thereof, unless the Executive has given RFC written notice of such event and the Executive’s intent to terminate for Good Reason prior to such date.

1.14             NON-COMPETITION AREA.  The geographic area within fifty (50) miles of RFC’s main office, as may be amended pursuant to Section 4.1(b).

1.15           NON-COMPETITION PERIOD.  The period beginning on the effective date of this Agreement and extending throughout the two (2) year period following the Executive’s Termination, as may be amended pursuant to Section 4.1(b).

1.16           PROTECTION PERIOD.  The period beginning on the first day the board of directors of RFC learns of an event that, if completed, would result in a Change of Control and ending on the last day of the twelfth (12th) complete calendar month beginning after the Change of Control or, if longer, sixty (60) days after: (a) the date the Executive learns of an event that constituted Good Reason that arose or occurred during the period described above or (b) the conclusion of an unsuccessful attempt to Terminate the Executive for Cause during the period described above.

1.17             RFC.  Rurban Financial Corp., an Ohio corporation having a place of business at 401 Clinton Street, Defiance, Ohio.

1.18             SUBSIDIARY.  The State Bank and Trust Company, a subsidiary of RFC.

1.19             TERM.  The term of this Agreement, including any extensions or renewals, as set forth in Article 2.

1.20             TERMINATES.  The Executive’s “separation from service” within the meaning of Section 409A of the Code from RFC and all persons with whom RFC would be considered a single employer under Sections 414(b) and (c) of the Code.

ARTICLE 2: TERM

The Term of this Agreement shall be from the Effective Date through the end of the twenty-fourth (24th) consecutive calendar month beginning on or immediately after the Effective Date.  Unless RFC notifies the Executive in writing to the contrary at least ninety (90) days before the end of the twelfth (12th) consecutive calendar month beginning after the Effective Date (and, thereafter, anniversaries of the Effective Date) the Term of this Agreement will automatically be extended for an additional twelve (12) calendar month period.  No such notice of non-renewal may be delivered during any Protection Period and this Agreement will not expire (except as specifically provided below) and will remain in effect throughout any Protection Period regardless of whether that Protection Period ends after the date the Agreement otherwise would expire.  Notwithstanding the foregoing, this Agreement will terminate on the earliest of the following to occur:

(a)	The Executive’s employment Terminates before the beginning of the Protection Period;

(b)	The Executive agrees, in writing, to terminate this Agreement, whether or not it is replaced with a similar agreement; or

(c)	All payments due under this Agreement have been fully paid.

EXHIBIT 10.2

ARTICLE 3: PAYMENTS UPON TERMINATION

3.1           TERMINATION FOR CAUSE/WITHOUT GOOD REASON. If the Executive is Terminated for Cause or voluntarily Terminates without Good Reason, all rights of the Executive under this Agreement shall cease as of the effective date of such Termination, except that the Executive shall be entitled to receive: (a) any accrued salary through the date of such Termination, which shall be paid within thirty (30) days following the date of Termination; and (b) any payments and benefits to which he is then entitled under the employee benefit plans of RFC or the Change Entity as of the date of such Termination, payable in accordance with the terms of such plan(s).

3.2           TERMINATION WITHOUT CAUSE/FOR GOOD REASON. If, during a Protection Period, the Executive is involuntarily Terminated other than for Cause or voluntarily Terminates for Good Reason, RFC or the Change Entity shall:

(a)
Within thirty (30) days following the Executive’s Termination, pay to the Executive a lump sum cash amount equal to two and ninety-nine hundredths (2.99) times the Executive’s Annual Direct Salary, subject to applicable withholdings and taxes;

(b)
Provide to the Executive (and the Executive’s family, if applicable, and if the Executive had elected family coverage on the day before the date of Termination) for a period of three (3) years continued health care, life insurance and disability insurance coverage at the same level (both separately with respect to each line of coverage and in the aggregate) and subject to the same terms that were in effect on the first day of the Protection Period.  These benefits will be provided under the insured arrangements maintained for active employees without cost to the Executive.  However, if RFC or the Change Entity is unable to provide these benefits to the Executive through an insured arrangement maintained for active employees and with the same tax consequences available to active employees (“Equivalent Coverage”), RFC or the Change Entity, whichever is appropriate, will distribute to the Executive additional cash equal to the Executive’s cost of procuring Equivalent Coverage (“Premium Burden”) (provided, however, that the Executives does in fact procure Equivalent Coverage), plus an additional cash amount sufficient to ensure that after all applicable federal, state and local income, employment, wage and excise taxes (including those imposed under Section 4999 of the Code with respect to this amount) (the “Gross-Up”), the Executive has remaining cash equal to the Premium Burden.  Collectively, the Gross-Up and the Premium Burden are referred to as the “Welfare Benefit Replacement Cost”.  The Executive agrees to make available to RFC or the Change Entity any information reasonably necessary to calculate the amount of the Gross-Up; and

EXHIBIT 10.2

(c)
The Executive also will be entitled to receive any other payments or benefits to which he is then entitled under the terms of any other contract, arrangement, agreement, plan or program in which he is or has been a participant, payable pursuant to the terms of the applicable contract, arrangement, agreement, plan or program.

The provisions of this Section 3.2 shall be subject to the following: (i) any continuation of welfare benefits, other than the health care plan during the applicable COBRA continuation period described in Section 4980B of the Code, and (ii) any payment of the Welfare Benefit Replacement Cost made pursuant to Section 3.2(b) shall first be treated as a “limited payment” within the meaning of Treasury Regulation §1.409A-1(b)(9)(v)(D) and any payments in excess of the limited payment shall be subject to the following limitations: (A) no benefit shall be provided, and no payment shall be made for the Welfare Benefit Replacement Cost incurred beyond the period described in Section 3.2(b) ; (B) the amount of benefits provided or payments made during any taxable year of the Executive may not affect the amount of benefits provided or expenses eligible for payment to the Executive in any other taxable year; (C) any payment shall  be made by no later than the end of the Executive’s taxable year following the taxable year of the Executive in which the expense being paid was incurred; and (D) the right to benefits or payment may not be subject to liquidation or exchange for another benefit.

3.3           PAYMENT OF MONEY DUE DECEASED/DISABLED EXECUTIVE.  Subject to the last sentence of this Section 3.3, if the Executive dies or develops a permanent disability while employed, the Executive will not be entitled to any benefit under this Agreement.  For purposes of this Agreement, a permanent disability shall mean a physical or mental impairment that renders Executive incapable of performing the essential functions of his job, on a full-time basis, even taking into account any reasonable accommodation required by law, as determined by a physician who is selected by the agreement of Executive and RFC, for a period greater than one hundred eighty (180) days.  However, any amounts or benefits that become due under Section 3.2 on account of an event occurring before the Executive dies or becomes disabled will continue to be due and will be unaffected by the Executive’s death or disability.

3.4           GOLDEN PARACHUTE PROVISIONS.

(a)
Cut-Back.  Notwithstanding any provision in this Agreement to the contrary (other than Sections 3.2(b), 5.7 and 5.11, which will apply under the circumstances described in those sections), if, as of the Date of the Change of Control, the Change Entity (after consulting with an independent accounting or compensation consulting subsidiary) determines that the compensation and benefits provided to the Executive pursuant to or under this Agreement (other than the Welfare Benefit Replacement Cost as defined in Section 3.2(b) or the amounts described in Sections 3.2(b), 5.7 and/or 5.11), either alone or when combined with other compensation and benefits received by the Executive, would constitute “excess parachute payments” within the meaning of Section 280G of the Code or the regulations adopted thereunder, the compensation and benefits payable pursuant to or under this Agreement (other than the Welfare Benefit Replacement Cost and the amounts described in Sections 5.7 and 5.11) shall be reduced to the extent necessary so that no portion thereof shall be subject to Excise Taxes.  The Executive or any other party entitled to receive the compensation or benefits hereunder may request a determination as to whether the compensation or benefit would constitute a parachute payment and, if requested, such determination shall be made by an independent accounting or compensation consulting subsidiary (other than the entity described in the first sentence of this section) selected by the Change Entity and approved by the party requesting such determination, the fees of which will be borne solely by the Change Entity.  Any reduction pursuant to this Section 3.4 shall be made in accordance with Section 409A of the Code and the Treasury Regulations promulgated thereunder.

EXHIBIT 10.2

(b)
Subsequent Determinations. If the Internal Revenue Service subsequently and finally determines that the amount of compensation and benefits (including after the reduction applied under Section 3.4(a)) will result in the imposition of Excise Taxes, the Executive will immediately remit an additional amount to the Change Entity equal to the difference between the amount paid (other than the Welfare Benefit Replacement Cost and those amounts described in Sections  5.7 and 5.11) and the minimum amount necessary to avoid the imposition of Excise Taxes.

(c)
Audit.  The Executive agrees to promptly notify the Change Entity of an assessment or inquiry from the Internal Revenue Service relating to payments under this Agreement that would, if made final, result in imposition of Excise Taxes and also agrees to cooperate with the Change Entity in contesting any assessment of Excise Taxes.  However, the Change Entity will have complete control over resolution of any claim by the Internal Revenue Service that might result in the imposition of Excise Taxes (although it will have no dispositive power over any other tax matter that may be subject to the same audit) and the Change Entity will bear all costs associated with that effort. Any such payment by the Change Entity shall be subject to the following limitations: (i) the costs eligible for payment shall include any costs arising during the lifetime of the Executive; (ii) the amount of costs paid during any taxable year of the Executive may not affect the amount of costs eligible for payment in any other taxable  of the Executive year; (iii) any costs being paid shall be paid no later than December 31 of the year following the year in which they were incurred; and (iv) the right to payment may not be subject to liquidation or exchange for another benefit.

3.5           SIX-MONTH DISTRIBUTION DELAY FOR SPECIFIED EMPLOYEES.  Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is a “specified employee” (as defined in Section 409A of the Code) of RFC, determined pursuant to RFC’s policy for identifying specified employees, on the date of his Termination, no payment on account of the Executive’s Termination shall be made until the first (1st) day of the seventh (7th) month following the date of Termination (or, if earlier, the date of his death).  The cumulative amount paid on such day shall include any payments that could not be made during such period.

EXHIBIT 10.2

ARTICLE 4: COVENANTS

4.1           NON-COMPETITION.  In consideration of the benefits provided in this Agreement:

(a)
Executive hereby acknowledges and recognizes the highly competitive nature of the business of RFC.  Accordingly, Executive agrees that if a Change of Control occurs and provided that Executive receives the payments described in Sections 3.1 or 3.2 of this Agreement, then in consideration of this benefit during the Non-Competition Period, Executive shall not:

(i)
Within the Non-Competition Area, provide financial or executive assistance to any person, firm, corporation or enterprise engaged in (1) the banking or financial services industry (including bank holding companies), or (2) any other activity in which RFC engaged on the Date of the Change of Control; or

(ii)
Directly or indirectly contact, solicit or induce any person, corporation or other entity who or which is a customer or referral source of RFC during the term of Executive’s employment or on the date of Termination of Executive’s employment, to become a customer or referral source for any person or entity other than RFC or, if applicable, the Change Entity; or

(iii)
Directly or indirectly solicit, induce or encourage any employee of RFC or, if applicable, the Change Entity or its subsidiaries, who is employed during the term of Executive’s employment or on the date of Termination of Executive’s employment, to leave the employ of Corporation or, if applicable, the Change Entity or its subsidiaries or to seek, obtain or accept employment with any person or entity other than Corporation or, if applicable, the Change Entity or its subsidiaries.

(b)
It is expressly understood and agreed that, although Executive and RFC consider the restrictions contained in this Section 4.1 reasonable for the purpose of preserving for RFC and, if applicable, the Change Entity, its good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the Non-Competition Area, the Non-Competition Period or any other restriction contained in this Section 4.1 is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this Section 4.1 shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)
The existence of any immaterial claim or cause of action of the Executive against RFC or, if applicable, the Change Entity, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by RFC of this covenant.  The Executive agrees that any breach of the restrictions set forth in this Section 4.1 will result in irreparable injury to RFC or, if applicable, the Change Entity, for which it will have no adequate remedy at law and RFC or, if applicable, the Change Entity, shall be entitled to injunctive relief in order to enforce the provisions hereof and/or seek specific performance and damages.

EXHIBIT 10.2

Prior to the application of Section 3.4, RFC and/or the Change Entity will make reasonable efforts to allocate value to the undertaking described in this section and to allocate to that calculation the maximum amount due under Section 3.1.

4.2           UNAUTHORIZED DISCLOSURE.  During the term of Executive’s employment, or at any later time, the Executive shall not, without the written consent of the boards of directors of the Subsidiary (or, if applicable, the Change Entity) or a person authorized by them knowingly use or disclose to any person, other than an authorized employee of RFC (or, if applicable, the Change Entity), or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of RFC (or, if applicable, the Change Entity), any material Confidential Information obtained by him while in the employ of Corporation (or, if applicable, the Change Entity) with respect to any of the services, products, improvements, formulas, designs or styles, processes, customers, customer lists, methods of business or any business practices of RFC (or, if applicable, the Change Entity) or affiliates, the disclosure of which could be or will be damaging to RFC (or, if applicable, the Change Entity) or affiliates; provided, however, that Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by RFC or its subsidiaries or affiliates or any information that must be disclosed as required by law.

ARTICLE 5: MISCELLANEOUS

    5.1           NO EMPLOYMENT CONTRACT.  This Agreement is not an employment contract.  Nothing contained herein shall guarantee or assure Executive of continued employment by RFC or the Change Entity.

    5.2           NOTICE.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Mark. A. Klein
At the last address on file with RFC

If to RFC:	Rurban Financial Corp.
Human Resource Director
401 Clinton Street
Defiance, OH 43512

If to the Change Entity:	At the address provided

EXHIBIT 10.2

or to such other address as Executive, RFC or the Change Entity may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.3           SUCCESSORS; BINDING AGREEMENT.  This Agreement shall inure to the benefit of and be binding upon RFC, the Change Entity and Executive, their respective personal representatives, heirs, assigns or successors; provided, however, that the Executive may not commute, anticipate, encumber, dispose of or assign any payment herein except as specifically set forth in Sections 5.12(d) and (e) of this Agreement.

5.4           SEVERABILITY.  If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

5.5           WAIVER; AMENDMENT.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the board of directors or RFC or the Change Entity.  No waiver by either party, at any time, of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement may be amended or canceled only by mutual agreement of the parties in writing.

5.6           LIMITATION OF DAMAGES FOR BREACH OF AGREEMENT.  In the event of a breach of this Agreement, by RFC, the Change Entity or the Executive, each hereby waives to the fullest extent permitted by law the right to assert any claim against the others for punitive or exemplary damages.  In no event shall any party be entitled to the recovery of attorneys’ fees or costs.

5.7           ARBITRATION.

(a)
Resolution of Disputes.  RFC and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time.  Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement, except for any claims brought by RFC for equitable relief or an injunction to enforce the restrictive covenants contained in Article 4, are to be submitted for resolution, in Defiance County, Ohio to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”).  RFC or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules.  Corporation and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool.  The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the State of Ohio, but shall be bound by the substantive law applicable to this Agreement.  The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction.  Following written notice of a request for arbitration, RFC and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

EXHIBIT 10.2

(b)
Costs.  RFC or the Change Entity will bear all reasonable costs associated with any dispute arising under this Agreement, including reasonable accounting and legal fees incurred by the Executive in connection with the arbitration proceedings just described. Any such payment by RFC shall be subject to the following limitations: (i) the costs eligible for payment shall include any costs arising during the lifetime of the Executive; (ii) the amount of costs paid during any taxable year of the Executive may not affect the amount of costs eligible for payment in any other taxable  of the Executive year; (iii) any costs being paid shall be paid no later than December 31 of the year following the year in which they were incurred; and (iv) the right to payment may not be subject to liquidation or exchange for another benefit.

(c)
Gross-Up.  If it is subsequently determined that payment of these costs are excess parachute payments, RFC or the Change Entity will fully gross-up the Executive for the income, wage, employment and excise taxes associated with that payment so that, after all applicable federal, state and local, income, wage, employment and excise taxes (plus any assessed interest and penalties), the Executive will have incurred no liability (either for these fees or the taxes just listed) with respect to the matters encompassed in this section.  Any payment pursuant this Section 19(c) shall be made by no later than the end of the Executive’s taxable year following the year in which the Executive remitted payment of the taxes being grossed-up.

If otherwise due, payments not being contested under the procedures described in this section will not be deferred during the pendency of procedures described in this section.

    5.8           LAW GOVERNING.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law principles.

    5.9           VALIDITY.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

    5.10           HEADINGS.  The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

5.11           LEGAL FEES.  RFC or the Change Entity shall pay all reasonable legal, accounting and actuarial fees and expenses incurred by the Executive in enforcing any right or benefit provided by this Agreement, as provided in Section 5.7(b).  If it is subsequently determined that payment of these fees are excess parachute payments, the Change Entity will fully gross-up the Executive for the income, wage, employment and excise taxes associated with that payment so that, after all applicable federal, state and local, income, wage, employment and excise taxes (plus any assessed interest and penalties), the Executive will have incurred no liability (either for these fees or the taxes just listed) with respect to the matters encompassed in this section, as provided in Section 5.7(c).

EXHIBIT 10.2

5.12           OTHER PROVISIONS.

(a)
Except as expressly provided in this Agreement, the Executive’s right to receive the payments described in this Agreement will not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Executive under any other plan, agreement or arrangement.

(b)
The Executive is not required to mitigate the amount of any payment described in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefits the Executive earns, or is entitled to receive, in any capacity after Termination or by reason of the Executive’s receipt of or right to receive any retirement or other benefits attributable to employment.

(c)
Except as expressly provided elsewhere in this Agreement, the amount of any payment made under this Agreement will be reduced by amounts RFC or the Change Entity, as applicable, is required to withhold in payment (or in anticipation of payment) of any income, wage or employment taxes imposed on the payment.

(d)
The right of an Executive or any other person to receive any amount under this Agreement may not be assigned, transferred, pledged or encumbered except by will or by applicable laws of descent and distribution.  Any attempt to assign, transfer, pledge or encumber any amount that is or may be receivable under this Agreement will be null and void and of no legal effect.  However, this section will not preclude payment of any benefit to which a deceased Executive is entitled.

(e)
Subject to the preceding subsection (d), this Agreement inures to the benefit of and may be enforced by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(f)
If the Executive’s employment relationship shifts between RFC and any related entity before a Change of Control or after a Change of Control, between the Change Entity and any entity related to the Change Entity and there has been no intervening Termination, this Agreement will remain in full force and effect and for all purposes of this Agreement, the Executive’s new employer will be substituted for the Executive’s prior employer.

(g)	If the Executive’s employer is no longer related to RFC, whether or not as part of a transaction that constitutes a Change of Control, this Agreement will remain in full force and effect.

EXHIBIT 10.2

5.13           ENTIRE AGREEMENT.  This Agreement supersedes any and all prior agreements, either oral or in writing, between the parties (including such agreement with any subsidiary of RFC) with respect to payments upon Termination after a Change of Control, and this Agreement contains all the covenants and agreements between the parties with respect to same.

5.14           REGULATORY LIMITATIONS.   Notwithstanding anything to the contrary contained herein, the Executive acknowledges and agrees that any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned on compliance with the provisions of 12 U.S.C. §1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359), which provisions contain certain prohibitions and limitations on the making of “golden parachute” and certain indemnification payments by FDIC-insured institutions and their holding companies.  In the event any payments to the Executive pursuant to this Agreement are prohibited or limited by the provisions of such statute and/or regulation, RFC or the Change Entity, as applicable, will use its commercially reasonable efforts to obtain the consent of the appropriate regulatory authorities to the payment by RFC or the Change Entity, as applicable, to the Executive of the maximum amount that is permitted (up to the amount payable under the terms of this Agreement).

5.15           SECTION 409A.   This Agreement is intended to comply with the requirements of Section 409A of the Code and, to the maximum extent permitted by law, shall be interpreted, construed and administered consistent with this intent.  None of RFC, the Subsidiary or any other person shall have liability in the event this Agreement fails to comply with the requirements of Section 409A of the Code.  Nothing in this Agreement shall be construed as the guarantee of any particular tax treatment to the Executive.

[signature page attached]

EXHIBIT 10.2

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and, in the case of RFC, by its authorized representative, the day and year above mentioned.

RURBAN FINANCIAL CORP.

By:	/s/Richard L. Hardgrove

Its:	Chairman – Board of Directors

EXECUTIVE

/s/ Mark A. Klein

Mark A. Klein